As filed with the Securities and Exchange Commission on May 6, 2024

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________
URBAN EDGE PROPERTIES
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	47-6311266 (I.R.S. Employer Identification Number)
888 Seventh Avenue New York, New York (Address of Principal Executive Offices)	10019 (Zip Code)
URBAN EDGE PROPERTIES 2024 OMNIBUS SHARE PLAN
(Full Title of Plan)
__________________________
Robert C. Milton III, Esq.
Urban Edge Properties
888 Seventh Avenue, New York, New York 10019
(Name and address of agent for service)
(212) 956-2556
(Telephone number, including area code, of agent for service)
with a copy to:
Yoel Kranz, Esq.
Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
Tel: (212) 813-8800
__________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
    This Registration Statement on Form S-8 is being filed by Urban Edge Properties (the “Company”, “we” or “us”) to register the offer and sale of up to 7,400,000 newly authorized common shares of beneficial interest, par value $0.01 per share (“Common Shares”), pursuant to the Urban Edge Properties 2024 Omnibus Share Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*The documents containing the information specified in this Part I will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules):
•The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 14, 2024;
•The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 22, 2024 (solely to the extent specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023);
•The Company’s Current Report on Form 8-K filed with the SEC on May 6, 2024; and
•The description of the Company’s Common Shares contained in the Company’s Registration Statement on Form 10-12B (File No. 001-36523), filed with the SEC on June 26, 2014, as updated by Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with SEC on February 14, 2023, including any amendment or report filed for the purpose of updating such description.
In addition, all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules).
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Trustees and Officers.
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting or eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. The Company’s declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.
The Company’s declaration of trust and bylaws obligate it, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the trustee’s or officer’s ultimate entitlement to indemnification, to (i) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while serving as the Company’s trustee or officer and at the request of the Company, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Company’s declaration of trust and bylaws also permit it, with the approval of the board of trustees, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or its predecessor.
Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which the Company’s does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a real estate investment trust to advance reasonable expenses to a trustee or officer upon the real estate investment trust’s receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the real estate investment trust and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.
The Company has entered into agreements with each of its trustees, and has entered or expects to enter into indemnification agreements with each of its executive officers, in each case that will provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, trustees or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy and, therefore, unenforceable. In addition, indemnification may be limited by state securities laws. The Company has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Item 7. Exemption From Registration Claimed.

Not applicable.
Item 8. Exhibits.
EXHIBIT INDEX

Exhibit Number	Description
4.1	Declaration of Trust of Urban Edge Properties, as amended and restated (incorporated by reference to Exhibit 3.1 of the Form 8-K filed on January 21, 2015).
4.2	Amended and Restated Bylaws of Urban Edge Properties (incorporated by reference to Exhibit 3.2 of the Form 10-K filed on February 14, 2023).
5.1*	Opinion of Venable LLP.
23.1*	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.
24.1*	Power of Attorney (included as part of the signature page of this Registration Statement).
99.1*	Urban Edge Properties 2024 Omnibus Share Plan.
107*	Filing Fee Table.
* Filed herewith
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
(a)    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Urban Edge Properties certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on May 6, 2024.
URBAN EDGE PROPERTIES
a Maryland real estate investment trust
By:    /s/ Robert C. Milton III
Name:    Robert C. Milton III
Title:    Executive Vice President, General Counsel
and Secretary

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey S. Olson, Mark J. Langer and Robert C. Milton, III, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC or any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey S. Olson	Chairman of the Board of Trustees and Chief Executive Officer (Principal Executive Officer)	May 6, 2024
Jeffrey S. Olson

/s/ Mark J. Langer	Chief Financial Officer (Principal Financial Officer)	May 6, 2024
Mark J. Langer

/s/ Andrea R. Drazin	Chief Accounting Officer (Principal Accounting Officer)	May 6, 2024
Andrea R. Drazin

/s/ Mary L. Baglivo	Trustee	May 6, 2024
Mary L. Baglivo

/s/ Steven H. Grapstein	Trustee	May 6, 2024
Steven H. Grapstein

/s/ Norman K. Jenkins	Trustee	May 6, 2024
Norman K. Jenkins

/s/ Kevin P. O’Shea	Trustee	May 6, 2024
Kevin P. O’Shea

/s/ Catherine D. Rice	Trustee	May 6, 2024
Catherine D. Rice

/s/ Katherine M. Sandstrom	Trustee	May 6, 2024
Katherine M. Sandstrom

/s/ Douglas W. Sesler	Trustee	May 6, 2024
Douglas W. Sesler